Exhibit 99.1

WAUSAU PAPER EXPANDS

SHARE REPURCHASE PROGRAM

MOSINEE, WI – February 12, 2008 – (Business Wire) – Wausau Paper (NYSE:WPP) (the “company”) today announced its Board of Directors has authorized the repurchase of an additional 2,500,000 shares of the company’s outstanding common stock over an indefinite period of time.  During 2007, the company repurchased 963,000 shares of common stock at an average price of $10.41.  At December 31, 2007 the company had 543,000 shares remaining under a previous repurchase authorization.

“This authorization to extend our repurchase program underscores the financial strength of Wausau Paper,” said Thomas J. Howatt, president and chief executive officer.  “We continue to generate significant positive cash flow and believe it is prudent to use a portion of this cash to increase shareholder value through the repurchase of our stock.  Moreover, the strength of our balance sheet allows us to pursue share repurchases while maintaining the flexibility to support strategic growth initiatives.”

The authority to repurchase will be exercised from time to time depending on market conditions in accordance with applicable securities law in open market or privately negotiated transactions.  Wausau Paper has approximately 50 million shares of common stock outstanding.

About Wausau Paper:

Wausau Paper, with record revenues of more than $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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